As filed with the United States Securities and Exchange Commission on May 7, 2021
Registration No. 333-214894
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EOG RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	47-0684736
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1111 Bagby, Sky Lobby 2
Houston, Texas 77002
(713) 651-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael P. Donaldson
Executive Vice President, General Counsel and Corporate Secretary
EOG Resources, Inc.
1111 Bagby, Sky Lobby 2
Houston, Texas 77002
Telephone: (713) 651-7000
Facsimile: (713) 651-6987
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
John Goodgame
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
(713) 220-5800

Approximate Date of Commencement of Proposed Sale to the Public: Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑    Accelerated filer ☐    Non-accelerated filer ☐
Smaller reporting company ☐   Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE –
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (as supplemented, the “Registration Statement”), File No. 333-214894, of EOG Resources, Inc., a Delaware corporation (the “Registrant”), pertaining to the registration for resale by the selling stockholders named therein of up to 25,203,773 shares of the Registrant’s common stock, par value $0.01 per share (the “Shares”), which was filed with the United States Securities and Exchange Commission (the “SEC”) on December 2, 2016.

Pursuant to (i) a registration rights agreement, dated October 4, 2016, between the Registrant and certain of the selling stockholders which the Registrant entered into pursuant to an Agreement and Plan of Merger, dated as of September 2, 2016, by and among the Registrant, ERI Holdings I, Inc. and Yates Petroleum Corporation; (ii) a registration rights agreement, dated October 4, 2016, between the Registrant and certain of the selling stockholders which the Registrant entered into pursuant to an Agreement and Plan of Merger, dated as of September 2, 2016, by and among the Registrant, ERI Holdings II, Inc. and Abo Petroleum Corporation; (iii) a registration rights agreement, dated October 4, 2016, between the Registrant and certain of the selling stockholders which the Registrant entered into pursuant to an Agreement and Plan of Merger, dated as of September 2, 2016, by and among the Registrant, ERI Holdings III, Inc. and MYCO Industries, Inc.; (iv) a registration rights agreement, dated November 18, 2016, by and between the Registrant and Trust Q u/w/o Peggy A. Yates (deceased) dated November 20, 1989; (v) a registration rights agreement, dated November 18, 2016, by and between the Registrant and Los Chicos; and (vi) a registration rights agreement, dated November 16, 2016, by and between the Registrant and Yates Industries, LLC, the Registrant agreed to file with the SEC a registration statement on Form S-3 covering the resale of the Shares held by the selling stockholders named therein. The Registrant has no further obligation to maintain the effectiveness of the Registration Statement, and the Registrant hereby files this amendment to terminate the effectiveness of the Registration Statement and to remove from registration all of the Shares that were registered but remain unsold under the Registration Statement, if any. As a result of this deregistration, no securities remain registered for resale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 7, 2021.

EOG RESOURCES, INC.
(Registrant)

By:	/s/ TIMOTHY K. DRIGGERS Timothy K. Driggers Executive Vice President and Chief Financial Officer (Principal Financial Officer and Duly Authorized Officer)

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.
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